Exhibit 3.2
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
GOLDEN PHOENIX MINERALS, INC.
The undersigned hereby certifies that:
     1.     The Articles of Incorporation of Golden Phoenix Minerals, Inc., a Minnesota corporation (the “Corporation”), are hereby amended and restated to read in full as follows:
ARTICLE I
The name of the corporation is: Golden Phoenix Minerals, Inc.
ARTICLE II
The registered office of the corporation is located at 380 Jackson Street, Suite 700, St. Paul, MN 55101, and the registered agent at that address is Corporation Service Company.
ARTICLE III
The name and address of the incorporator is Charles Clayton, 527 Marquette, Minneapolis, Minnesota 55402.
ARTICLE IV
The corporation is authorized to issue an aggregate total of 400,000,000 shares of common stock and 50,000,000 shares of preferred stock.
     Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors shall determine the designation of each series and the authorized number of shares of each series. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of preferred stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any series of preferred stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE V
The Board of Directors shall be divided into two classes: Class I with two directors and Class II with three directors. Directors of the first class (Class I) elected at the 2008 annual meeting shall be elected to hold office for a term expiring at the 2009 annual meeting. Directors of the second class (Class II) elected at the 2008 annual meeting shall be elected to hold office for a term expiring at the 2010 annual meeting. The successors to the class of directors whose terms expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the second succeeding annual meeting of shareholders. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal as possible.
ARTICLE VI
Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by written action signed by a majority of the Board of Directors then in office, except as to those matters which require shareholder approval, in which case the written action shall be signed by all members of the Board of Directors then in office.
ARTICLE VII
No holder of stock of this corporation shall be entitled to any cumulative voting rights.
ARTICLE VIII
No holder of stock of this corporation shall have any preferential, pre-emptive, or other rights of subscription to any shares of any class or series of stock of this corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of this corporation, nor any right of subscription to any part thereof.
ARTICLE IX
One-third of the outstanding shares of common and preferred stock of the corporation will constitute a quorum for the transaction of business.
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     2.     The foregoing Amended and Restated Articles of Incorporation have been approved in accordance with chapter 302A of the Minnesota statutes.
     3.     I am duly authorized to execute this instrument on behalf of the Corporation and understand that by my signature hereto I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed hereunto under oath.

/s/ David A. Caldwell
By: David A. Caldwell
Title: Chief Executive Officer
Phone: (775) 853-4919